Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Inland Diversified Real Estate Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-182748) on Form S-3 of Inland Diversified Real Estate Trust, Inc. of our reports which appear in the Form 8-K/A of Inland Diversified Real Estate Trust, Inc. dated December 10, 2012 as follows:

•	our report dated December 7, 2012 with respect to the historical summary of gross income and direct operating expenses of City Center for the year ended December 31, 2011, and

•	our report dated December 7, 2012 with respect to the historical summary of gross income and direct operating expenses of Crossing at Killingly Commons for the year ended December 31, 2011.

Our reports related to the above historical summaries of gross income and direct operating expenses refer to the fact that the statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expense.

/s/ KPMG LLP
Chicago, Illinois
December 10, 2012